Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tharimmune, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Equity	Common Stock	Rule 457(o)
	Equity	Preferred Stock	Rule 457(o)
	Debt	Debt Securities	Rule 457(o)
	Other	Rights	Rule 457(o)
	Other	Warrants	Rule 457(o)
	Other	Units	Rule 457(o)
Fees to be Paid(1)	Unallocated (Universal) Shelf		Rule 457(o)			$2,000,000,000	0.0001381	$276,200

	Total Offering Amounts					$2,000,000,000	0.0001381	$276,200
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due							$276,200

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of securities is being registered as may be issued from time to time upon conversion of or exchange for any preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to any anti-dilution adjustments with respect to any such securities.

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.

The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $2,000,000,000.